Exhibit 10.1
AMENDMENT AGREEMENT (NO. 2) TO CREDIT FACILITY AGREEMENT

This Amendment Agreement (No. 2) to Credit Facility Agreement (the “Amendment Agreement”) is made on 17 August 2026

BETWEEN:

(1)FABRINET CO., LTD., a company incorporated under the laws of Thailand with its registered office located at 5/6 Moo 6 Khlong Nueng Sub-District, Khlong Luang District, Pathum Thani Province, Thailand (the “Customer”); and

(2)BANK OF AYUDHYA PUBLIC COMPANY LIMITED, a public company incorporated under the laws of Thailand with its registered office located at 1222 Rama III Road, Khwaeng Bang Phongphang, Khet Yan Nawa, Bangkok, Thailand (the “Bank”).

WHEREAS:

(A)    The Customer has entered into the Credit Facility Agreement dated 20 August 2019 and the Amendment Agreement (No.1) to Credit Facility Agreement dated 27 November 2024 (collectively called the “Credit Facility Agreement”) with the Bank; and

(B)     By entering into this Amendment Agreement, the parties wish to amend the Credit Facility Agreement on the terms and conditions set forth herein.
NOW THEREFORE IT IS AGREED as follows:
1.Definitions and Construction

All capitalized terms used herein shall have the meanings set out in the Credit Facility Agreement unless otherwise defined in this Amendment Agreement.

2.Effective Date

This Amendment Agreement shall be effective from the date hereof.

3.Amendments

3.1 Clause 1.1 of the Credit Facility Agreement shall be deleted by its entirety and be replaced with the following:

“1.1    The Facility

•Purpose of the Facility: To use for the business of the Customer subject to the objectives of the Customer registered with the Department of Business Development, the Ministry of Commerce including to use as working capital or revolving credit in the business or any guarantee for the Customer’s business.
•Drawdown Period / Availability Period: 25 (Twenty Five) years
•Total of the facility amount (“Facility Amount”): Baht 2,610,000,000 (Two Thousand Six Hundred Ten Million Baht) and USD 100,000,000 (One Hundred Million United States Dollar)”
3.2 Clause 1.3 of the Credit Facility Agreement shall be deleted by its entirety and be replaced with the following:

“1.3    The Customer has provided and agrees to provide the following types of collateral to the Bank in order to secure the payment of the Facility under this Agreement:

•Guarantee: Corporate guarantee made by Fabrinet, Cayman Islands
•Mortgage: -
•Others: -
3.3 Clause 1.6 (Other conditions) of the Credit Facility Agreement shall be deleted by its entirety and be replaced with the following:

“1.6    Other conditions

1.6.1 Throughout the period of this Agreement, the Customer agrees to maintain its Interest Bearing Debt to Equity Ratio (IBD/E) to be not more than 1.0 time.
1.6.2 The Customer represents and warrants that the collateral provided under this Agreement shall not be inferior to other banks.
1.6.3 The Customer agrees to procure Fabrinet to maintain its shareholding portion at 100 (One Hundred) % in the Customer throughout the term of this Agreement.”

3.4 Clause 2.4 of the Credit Facility Agreement shall be deleted by its entirety and be replaced with the following:

“2.4 The Customer agrees and consents that the Bank has, at its sole discretion, the right to review, decrease, suspend, or cancel the Facility Amount or set any conditions of the Facility of this Agreement and/or the credit limit of each type of loans or credits specified under this Agreement, without having to notify the Customer and that the Customer agrees not to make any claim or dispute against the Bank. In case that the Bank has exercised its right to cancel any loans or credits, the Customer agrees to pay the outstanding amount of such loan or credit, which has been cancelled, to the Bank in full immediately.”

3.5 Clause 5.1 of the Credit Facility Agreement shall be deleted by its entirety and be replaced with the following:

“5.1 The Customer acknowledge that the Bank is entitled to set-off any debt of the Customer under this Agreement with the balance in the Customer’s account or the outstanding amount owed by the Bank to the Customer without notifying the Customer in advance regardless of whether such balance or debt becomes due and payable or it is under conditions or time of commencement or ending, or required to send a notice of repayment or not. In case the debts of the Bank and the debts of the Customer are different currencies, the Bank has the right to convert such debts according to the foreign exchange rate in the market and in accordance with the set-off procedures of the Bank.”

3.6 Clause 5.13 of the Credit Facility Agreement shall be inserted with the following additional provision:

“5.13 In the event that the Customer provides or procure a third party to provide asset(s) as collateral under this Agreement to the Bank, and the net proceeds from the enforcement of the mortgage through public auction or the value of the asset(s) from the foreclosure are insufficient to fully satisfy all obligations of the Customer to the Bank (including, without limitation, the outstanding principal, accrued interest, default interest, fees and expenses, the Customer agrees to be fully liable for repaying the remaining obligations to the Bank.”

4. Conflict and Effect of the Amendments
4.1    Subject to Clauses 4.2 and 4.3 below, this Amendment Agreement shall form an integral part of the Credit Facility Agreement;
4.2    in the event that there is any conflict between the provision set out in the Credit Facility Agreement and those stipulated in this Amendment Agreement, the provisions in this Amendment Agreement shall prevail; and
4.3    the provisions of the Credit Facility Agreement that have not been amended by this Amendment Agreement shall continue to be binding between the parties in full force and effect.

5.Governing law

This Amendment Agreement is governed by Thai law.
Both parties hereto understand all entire terms and conditions herein. In witness whereof, the parties have signed their names.

CUSTOMER:
FABRINET CO., LTD.

By /s/ CSABA SVERHA
Name: Mr. Csaba Sverha
Title: Chief Finance Officer

BANK:
BANK OF AYUDHYA PUBLIC COMPANY LIMITED

By /s/ SUPATCHANUN KHAHATNASES         By /s/ AMMARISA KHAMPHONG
Name: Supatchanun Khahatnases            Name: Mrs. Ammarisa Khamphong

WITNESS:

By /s/ PANPIJIT SRISUWATCHAREE         By /s/ PAWEENA YAOYOEI
Name: Ms. Panpijit Srisuwatcharee            Name: Paweena Yaoyoei
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